UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2012

BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 Wildwood Parkway, Atlanta, Georgia		30339
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (770) 953-7000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 19, 2012, BlueLinx Holdings Inc. (the “Company”) and certain of its subsidiaries, entered in an amendment (the “Twelfth Amendment”) to its existing Loan and Security Agreement, dated June 9, 2006, as previously amended (the “Mortgage Agreement”), with U.S. Bank National Association, in its capacity as trustee for the registered holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C27, and Wells Fargo Bank, N.A., as trustee for the registered holders of Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-4, as successor in interest to German American Capital Corporation.

The Twelfth Amendment provides for the immediate prepayment of approximately $11.8 million of the indebtedness under the Mortgage Agreement without incurring a prepayment premium from cash currently held as collateral under the Mortgage Agreement.  In addition, on the last business day of each calendar quarter, starting with the fourth quarter of 2012, additional funds held as collateral under the Mortgage Agreement will be used to prepay indebtedness under the Mortgage Agreement, without prepayment premium, up to an aggregate additional prepayment of $10.0 million.  Thereafter, any cash remaining in the collateral account under the Mortgage Agreement, up to an aggregate of $10.0 million, will be released to the Company on the last business day of each calendar quarter through the second quarter of 2014.  All funds released pursuant to these provisions may only be used by the Company to pay for usual and customary operating expenses.  During the periods described above in which cash in the collateral account is used to either prepay indebtedness under the Mortgage Agreement or released to the Company, the lenders will not release any of the cash collateral to the Company for specified capital expenditures as previously provided under the Mortgage Agreement.

In connection with entering into the Twelfth Amendment, the Company has agreed to pay a fee of $250,000.

The foregoing description of the terms of the Twelfth Amendment is qualified in its entirety by reference to the Twelfth Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events

On September 20, 2012, the Company announced the sale of its distribution center located in Newark, California. The approximately 235,000 square foot distribution center sold for approximately $17.7 million.  The Company expects to record a gain of approximately $9.1 million related to this transaction in the third quarter of 2012 as a reduction of operating expense. Approximately $12.84 million of the net proceeds will be used for immediate prepayment of the indebtedness under the Mortgage Agreement without incurring a prepayment premium. Approximately $2.76 million of the net proceeds will be used for general corporate purposes.

Item 9.01	Financial Statements and Exhibits

(d)      Exhibits

Exhibit No.	Description
10.1
Twelfth Amendment to Loan and Security Agreement, dated September 19, 2012, between the entities set forth therein collectively as borrower, U.S. Bank National Association, in its capacity as trustee for the registered holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C27 and Wells Fargo Bank, N.A., as trustee for the registered holders of Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-4, as successor in interest to German American Capital Corporation, as Lender

99.1	Press release, dated September 20, 2012, regarding the sale of the Newark, California distribution center

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.

	By:	/s/ Sara E. Epstein
Sara E. Epstein
Secretary

Dated: September 20, 2012